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                                                                   Exhibit 8(yy)

February 14, 2005

Janus Capital Management LLC
151 Detroit Street
Denver, Colorado 80206

Gentlemen:

Effective February 28, 2005, the name of Janus Flexible Income Fund will be changed to Janus Flexible Bond Fund. Please revise all agreements or other documents, as necessary, to reflect such name change.

This letter serves to amend the letter dated July 1, 2004, from Janus Capital Management LLC to Janus Investment Fund that limits the expenses payable by Janus Flexible Income Fund.

JANUS INVESTMENT FUND


By: /s/ Girard C. Miller
    ---------------------------------
    Girard C. Miller
    President and Chief Executive
    Officer


JANUS CAPITAL MANAGEMENT LLC


By: /s/ Loren M. Starr
    ---------------------------------
    Loren M. Starr,
    Chief Financial Officer